Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Raytheon Technologies Corporation of our report dated February 6, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations and the change in operating cycle discussed in Note 1, as to which the date is October 27, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Raytheon Technologies Corporation's Current Report on Form 8-K dated October 27, 2020. We also consent to the incorporation by reference of our report dated February 6, 2020, except for the effects of discontinued operations and the change in operating cycle discussed in Note 1 to the financial statement schedule, as to which the date is October 27, 2020, relating to the financial statement schedule, which appears in Raytheon Technologies Corporation’s Current Report on Form 8-K dated October 27, 2020. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 28, 2020